                                                                    Exhibit 10.6

         Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been separately filed with the Commission.


                                LICENSE AGREEMENT

         This Agreement is made and entered into as of this 31st December, 1996 (hereinafter the "Effective Date") by and between LERNOUT & HAUSPIE SPEECH PRODUCTS N.V., a company organized and existing under the laws of Belgium and having its registered of flee at Sint-Krispijnstraat 7, 8900 leper, Belgium, hereinafter referred to as "LICENSOR" represented by Gaston Bastiaens, President and REGISTRY MAGIC, INC., a company organized and existing under the laws of Florida and having its registered of rices at 551 Northwest Fourteenth Avenue, Boca Raton, Florida, USA, hereinafter referred to as LICENSEE represented by Walt Nawroki, Chief Executive Officer.

                              W I T N E S S E T H:

         WHEREAS, LICENSOR is engaged in developing and licensing speech input-output software programs;

         WHEREAS, LICENSEE desires to obtain certain rights, as hereinafter described, in said software programs and its related documentation and to purchase certain services relating thereto;

         WHEREAS, LICENSOR is willing to grant LICENSEE said rights with respect to said software programs; and

         NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         The following terms shall have the meanings ascribed to them herein wherever they are used in this Agreement unless otherwise clearly indicated by the context.

         1.1 "Commercial Software" shall mean the computer programs in object code form, embodying certain proprietary algorithms as specified in Addendum A. Said Commercial Software shall include all Corrections to any portion thereof made by or for LICENSOR.

         1.2 "Corrections" shall mean changes made in the Commercial Software and/or Development Software and/or Documentation by LICENSOR to correct errors or defects in the Commercial Software and/or Development Software and/or Documentation.

         1.3 "Critical Problem(s)" shall mean a problem(s) caused by defective Commercial Software and/or Development Software and for Run-Time Software and characterized by one of the following: (i) Designated Equipment is down, or (ii) End User's use of the Designated Equipment is significantly affected.

         1.4 "Designated Equipment" shall mean those products or applications of LICENSEE as listed in Addendum A, item C.

         1.5 "Development Software" shall mean the Commercial Software as adapted by LICENSOR upon request of LICENSEE to work with the Designated Equipment, and Documentation and other associated documentation for the Commercial Software which are customarily provided by LICENSOR as part of the Commercial Software.

         1.6 "Documentation" shall mean those visually readable materials, in English, developed by or for LICENSOR for use in connection with the Development Software. Documentation includes operating instructions, input information and format specifications, instructional and other documentation, including all guides and manuals. Documentation also includes all revisions thereto made by or for LICENSOR including, new documents and corrected documents to properly reflect changes made in the Development Software. Documentation shall not include background information.

         1.7 "Effective Date" shall mean the date first above mentioned.

         1.8 "End User" shall mean a customer of LICENSEE, or of Third Parties, who are granted a sublicense which only includes the right to use the Run-Time Software and Documentation in connection with the Designated Equipment.

         1.9 "Minor Problem(s)" shall mean a problem(s) caused by defective Commercial Software and/or Development Software and for Run-Time Software and which is not a Critical Problem(s).

         1.10 "Run-Time Software" shall mean an object code copy of software derived from Development Software (or any portion thereof) by LICENSEE which is integrated within a Designated Equipment and executable only in association with such application.

         1.11 "Technical Support" shall mean technical support LICENSOR provides to LICENSEE under the provisions of Article V.

         1.12 "Third Party" shall include any original equipment manufacturers, system houses, value added resellers and other such entities engaged in doing business with LICENSEE, and who acquire the Designated Equipment which incorporates the Run-Time Software, for distribution purposes only.

         1.13 "Medium Telephony Product" shall mean the telephony application which runs on a platform serving multiple phone lines (more than 2) and which is targeted to the telephony market such as applications for call centers and multi-line Interactive Voice Response Systems.

         1.14 "Desktop Product" shall mean the application which runs on one PC and which can execute maximum one (1) channel using the Run- Time Software and which is not directly connected to a telephone line.

         1.15 "SOHO Product" shall mean the telephony application which runs on a platform serving one or two phone lines and which is targeted to the small office and home of flee market.

         1.16 "Order" shall mean LICENSEE's form of purchase order or schedule used for the purpose of ordering the license or maintenance of Software and Documentation provided that the terms and conditions of such purchase order are consistent with the terms of this Agreement.

                           ARTICLE 2. GRANT OF LICENSE

         2.1 LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR under LICENSOR's patents, copyrights and trade secrets related to the Commercial Software, Development Software and Run-Time Software and Documentation, a world-wide, non-exclusive, non- transferable license subject to all applicable terms and conditions hereof to:

                  (a) use the Development Software, at no license fee, solely in connection with LICENSEE's development, distribution, and provision of technical support for the Designated Equipment incorporating Run-Time Software;

                  (b) make, have made and, directly or indirectly through Third Parties, distribute copies of the Run-Time Software solely when incorporated within the Designated Equipment to End Users;

                  (c) use the Run-Time Software incorporated into the Designated Equipment, at no license fee (unless a fee has been charged to the potential customer in respect of the Run-Time Software or the Designated Equipment) solely to demonstrate the features of the Designated Equipment to LICENSEE's potential customers;

                  (d) incorporate portions of the Documentation in LICENSEE's Designated Equipment documentation provided LICENSEE properly incorporates and references LICENSOR's trademarks and copyrights in the documentation;

                  (e) make copies of and distribute Corrections to End Users who have Designated Equipment;

                  (f) grant sublicenses to Third Parties containing the same rights as are granted to LICENSEE in subparagraphs b through e above. This subparagraph shall be construed as authorizing LICENSEE to permit cascaded sublicensing such that for example, LICENSEE may sublicense a Third Party such as a distributor, who will have the right to sublicense another Third Party such as a dealer, which shall have the right to sublicense an End User, provided that LICENSEE complies with the requirements of Article 2.2.; and

         2.2 All sublicensing by LICENSEE to any Third Party shall be pursuant to written agreements that incorporate terms substantially similar to the applicable terms and conditions hereof. This should be interpreted to require a payment for each copy of the Run-Time Software (as calculated in Addendum B) ultimately licensed to an End User. Each of such sublicense shall require that entities other than an End User shall require separate accounting, and shall obligate the sublicensee and its sublicensee to include in all licenses of the Run-Time Software to End Users, terms substantially similar to the limitations on LICENSOR's warranties and liabilities provided in Articles VI.2., VI.3. and VIII and LICENSOR's right to control intellectual property claims as provided in
Article XII. If LICENSEE is willing to enter into a site license agreement with its customers, both parties shall mutually agree in writing on the financial terms and conditions of such site license prior to the signing thereof.

         2.3 LICENSOR shall not be obligated to deliver or disclose to LICENSEE the source code for any Commercial Software and/or Development Software.

         2.4 LICENSOR hereby grants to LICENSEE a non-exclusive right and license, during the term of this Agreement, to use, in connection with exploitation by LICENSEE of the Designated Equipment, pursuant to this Agreement, the trademarks identified in Addendum E.

                          ARTICLE 3. ROYALTIES/PAYMENTS

         3.1 LICENSEE shall make:

                  (a) royalty payments to LICENSOR for each royalty bearing copy of the Run-Time Software shipped hereunder by LICENSEE or distributed by any Third Party pursuant to Addendum B.

                  (b) payments for Technical Support to LICENSOR pursuant to Addendum B.

         3.2 LICENSEE shall provide LICENSOR with calendar quarterly reports showing the quantity of Designated Equipment shipped or otherwise transferred to an End User by LICENSEE or Third Parties hereunder, as well as the gross revenue received by LICENSEE, commencing after the commercial release of the Designated

Equipment. These quarterly reports shall be provided to LICENSOR within thirty
(30) days after the end of each quarter as well as the payment of the amount of royalties due under said quarterly report. LICENSEE shall provide LICENSOR with a written notification of the date of the initial commercial release of the Designated Equipment within thirty (30) days of said release.

         LICENSOR shall issue an invoice to LICENSEE for technical support services provided pursuant to Article V and Addendum B within ten (10) days of the completion of each month in which such services are provided by LICENSOR.

         All invoices shall be submitted to the address specified in LICENSEE's Order or such address as LICENSEE shall identify to LICENSOR in writing.

         3.3 LICENSEE shall keep a separate register in which it shall record the exact number of royalty bearing copies, as well as the type of the products (by Designated Equipment) incorporating the Run-Time Software, and any other information relevant for determining the amounts of royalties payable.

         LICENSOR shall have the right to conduct an audit of LICENSEE's records relative to the performance of this Agreement no more than once yearly. Such audit shall be conducted by a mutually acceptable auditing film, independent from the parties. At the occasion of such audit, LICENSEE shall provide the auditor with a list of names and addresses of all Third Parties distributing the Designated Equipment. Said list shall not be disclosed to LICENSOR.

         LICENSEE's approval of the time and place for the audit requested by LICENSOR shall not be unreasonably withheld.

         Any audit shall be performed during normal business hours. In the event such audit reveals an underpayment to LICENSOR, LICENSEE shall pay LICENSOR such underpayment within thirty (30) days of the date of the audit. In the event the underpayment is more than five percent (5%), LICENSEE shall also pay the audit costs.

                              ARTICLE 4. MARKETING

A.       MARKETING SUPPORT.

         4.1 (a) At LICENSEE's reasonable request, and given reasonable advance notice, LICENSOR shall demonstrate the operation of the Run-Time Software to prospective customers (i.e. End Users and Third Parties) of LICENSEE and otherwise reasonably assist LICENSEE in the marketing effort during visits by such prospective customers. Such demonstrations may include the use of LICENSEE's furnished marketing materials in addition to any of LICENSOR's own marketing materials.

                  (b) The identity and specific product requirements of LICENSEE's prospective customers is confidential information. LICENSOR shall not use or disclose such information without LICENSEE's consent.

         4.2 At LICENSEE's reasonable request, and given reasonable advance notice, LICENSOR shall participate in trade shows, user conferences and other significant events at which the Software is to be exhibited, demonstrated, or otherwise involved.

         4.3 At LICENSEE's reasonable request, LICENSOR shall provide pre-sales support, including seminars, course, presentation and consultations relative to LICENSEE's marketing activity.

         4.4 The support rendered pursuant to paragraph 4. 1.,4.2. or 4.3., above, shall be free of charge, except if any of those support services are furnished at other than a LICENSOR facility, LICENSEE shall reimburse LICENSOR for reasonable travel and living expenses incurred by LICENSOR's personnel to the extent such expenses arise from such support being performed at other than a LICENSOR facility.

         4.5 At LICENSEE's reasonable request, LICENSOR shall provide to LICENSEE without charge, reasonable quantities of the following materials:

                  (1) existing sales materials and brochures; and

                  (2) current published technical specifications.

                          ARTICLE 5. TECHNICAL SUPPORT

         5.1 SUPPORT CREDITLINE.

                  5.1.1 In return for LICENSEE's commitment to pay a non-refundable up-front payment on royalties amounting to US$ 500.000 in compliance with the payment terms set forth in Addendum B. LICENSOR agrees to provide technical support, as described hereunder, at no cost to LICENSEE equaling to 600 man-hours (at a cost of US$ 125 per hour) which shall be provided by LICENSOR in accordance with the procedure as set out below in 5.1.3.

                  5.1.2 TECHNICAL SUPPORT.

                           A. TELEPHONE SUPPORT. LICENSOR shall provide
telephone consulting services to LICENSEE's designated personnel to assist such personnel in resolving problems, obtaining clarification relative to the Development Software and Documentation and providing assistance regarding suspected defects or errors in the Development Software or Documentation. Said services shall be provided during normal business hours (Belgian time), Mondays through Fridays (excluding Belgian legal holidays) and LICENSOR shall furnish the names, telephone, fax numbers of its support personnel, as well as a list of the current holidays.

                           B. WRITTEN SUPPORT. LICENSOR agrees to diligently
work for the prompt resolution of defects and errors in the Commercial Software, Development Software, Run-Time Software and/or Documentation.

                           C. CORRECTIONS. LICENSOR shall provide to LICENSEE a
copy of all Corrections done by LICENSOR for the Development Software and Documentation.

                  5.1.3 PROCEDURE. LICENSEE shall send a written request for the support services described in 5.1.1. to LICENSOR's Technical Contract Administrator, as appointed in Article X.

         In this written request LICENSEE shall define the problem, the reason for request, the qualification of the problem, as a Minor Problem or Critical Problem, as well as the name(s), telephone number and fax number of LICENSEE's employee to be contacted.

         In the event the problem is a Minor Problem, the technical contract administrator shall contact LICENSEE' s contact person within two (2) working days after receipt of the written request in order to acknowledge the receipt of the request and shall propose a schedule for the support to be rendered.

         Within five (5) working days, LICENSEE will receive a final proposal from the technical contract administrator for the support.

         In the event the problem is a Critical Problem, the technical contract administrator shall contact LICENSEE's contact person within twenty-four (24) hours after receipt of the written request in order to acknowledge the receipt of the request and shall propose a schedule for the support.

         Within two (2) working days, LICENSEE will receive a final proposal from the technical contract administrator for the support.

         5.2 At the moment the free man hours have been consummated, the services mentioned under 5.1. shall be provided at the prices set forth in Addendum B.

         5.3 EXCEPTIONS. The support fee does not cover the provision of the following services:

                  (a) Maintenance of equipment or software not delivered by LICENSOR;

                  (b) Repairs other than normal use or repairs, caused by force majeure (such as, but not limited to, fire, flood, failure of electric power or air conditioning); and

                  (c) Repairs required by the fact that maintenance has been done by a third party not authorized by LICENSOR.

                               ARTICLE 6. WARRANTY

         6.1 LICENSOR warrants that it has the right to grant the licenses contained in this agreement.

         6.2 LICENSOR warrants that the Development Software shall be sufficiently stabilized and capable of extended operation without failure and/or premature termination of operation. This warranty shall expire ninety (90) days after the delivery of the Designated Equipment incorporating Run-Time Software to End Users.

         6.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES AND LICENSEE RECEIVES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT WARRANT THAT ANY OR ALL FAILURES, DEFECTS OR ERRORS WILL BE CORRECTED, OR WARRANT THE FUNCTIONS CONTAINED IN THE DEVELOPMENT SOFTWARE WILL MEET CUSTOMER'S REQUIREMENTS. LICENSEE ACKNOWLEDGES THAT LICENSOR HAS MADE NO REPRESENTATIONS REGARDING WARRANTY OR LIABILITY OTHER THAN AS STATED IN THIS AGREEMENT.

                                 ARTICLE 7. TERM

         7.1 (a) The term of this Agreement shall commence on the Effective Date herein and shall continue for a period of four (4) years unless terminated or canceled as provided below:

                           This Agreement may be terminated by one party for
cause, upon written notice to the other party in the event that the other party:

                           (i) fails to comply with any obligation under this
Agreement, and any such failure is not remedied within ninety (90) days after receipt of written notice; or

                           (ii) expressly repudiates this license by refusing to
observe any of the material conditions to which this license is subject;

                  (b) After the four (4) year period, parties shall negotiate in good faith any extension to this Agreement.

         7.2 Any termination or cancellation of this Agreement shall promptly terminate LICENSEE's right to copy the Run-Time Software, and to grant additional sublicenses, provided however, that such termination shall not terminate or affect sublicenses previously and properly granted to End Users and Third Parties, or required to be granted under binding contracts or purchase orders and further provided that LICENSEE and Third Parties shall be permitted to continue to use the Run-Time Software to enable LICENSEE to meet its obligations to support Third Parties and End Users existing at the time of such termination.

         7.3 No termination or cancellation of this Agreement shall affect the obligation of LICENSEE to collect and distribute to LICENSOR all payments which have become or will be due from sublicenses and any other payments which have become due hereunder.

                              ARTICLE 8. LIABILITY

         8.1 LIMITATION ON DAMAGES. In no event will a party be liable for any loss of or damage to revenues, profits or goodwill or other special, incidental, indirect or consequential damages of any kind, resulting from its performance or failure to perform pursuant to the terms of this Agreement or any of the attachments hereto, or resulting from the furnishing, performance, or use or loss of use of any Software or other materials delivered to the other party hereunder, including, without limitation, any interruption of business, whether resulting from breach of contract, breach of warranty, or any other cause (including negligence), even if a party has been advised of the possibility of such damages.

         8.2 MAXIMUM LIABILITY. Except as provided in Article XII. 1., LICENSOR's total liability to LICENSEE from any and all causes shall be limited to one hundred percent (100%) of the amounts actually paid by LICENSEE to LICENSOR. LICENSOR's limitation of liability is cumulative with all LICENSEE's payments being aggregated to determine satisfaction of the limit. The existence of more than one claim will not enlarge or extend the limit.

                            ARTICLE 9. FORCE MAJEURE

         9.1 Neither LICENSEE nor LICENSOR shall be liable to the other for delays in the performance of or completion of this Agreement if such delay is caused by strikes, riots, wars, government regulations, acts of God, fire, flood, or other similar causes beyond its reasonable control; provided, however, if such delay continues for ninety (90) days, the other party shall have the option, exercisable by written notice, to cancel the Agreement without additional charge or liability, except payment of sums due to LICENSOR as provided in Article 8.3. above.

                    ARTICLE 10. PERSONNEL AND COMMUNICATIONS

         10.1 FOR LICENSEE.

                  10.1.1 General administration and liaison for LICENSEE will be performed by (referred to herein as "LICENSEE's contract administrator") or a designee or successor.

                  10.1.2 Technical liaison for LICENSEE will be performed by (referred to herein as "LICENSEE's technical administrator") or a designee or successor.

         10.2 FOR LICENSOR.

                  10.2.1 General administration and liaison for LICENSOR will be performed by Patrick De Schrijver (referred to herein as "LICENSOR's contract administrator") or a designee or successor.

                  10.2.2 Technical liaison for LICENSOR will be performed by Johan Thys (referred to herein as "LICENSOR's technical administrator") or a designee or successor.

         10.3 All notices under this Agreement shall be in writing, sent by mail, courier service, telefax or telex, to the respective contract administrator, unless otherwise specified.

         10.4 Technical administrators shall be the principal liaisons for LICENSEE and LICENSOR on technical matters and they may clarify, explain and provide further details as required for performance under this Agreement, but shall have no authority to make any agreements between them which change the cost or any of the terms and conditions of this Agreement.

                      ARTICLE 11. CONFIDENTIAL INFORMATION

         11.1 Both parties agree not to disclose any trade secrets or confidential information transferred to it by the other party which are identified in writing as confidential ("Trade Secrets"), including the contents of this Agreement, except that a party may disclose such information to those affiliates whose knowledge thereof is reasonably necessary or appropriate in light of the party's rights and obligations under this agreement. Each party shall take the same action and utilize at least the same precautions in preventing unauthorized disclosures of the other party's Trade Secrets as it uses with regard to its own secrets and confidential information of similar nature.

         11.2 The obligation of each party not to use or disclose Trade Secrets of the other party shall survive the termination or cancellation of this Agreement.

         However, neither party shall be obligated to protect Trade Secrets of the other party under any provision of this Agreement in the event the aforesaid:

                  (a) are known to or developed by the receiving party without restriction independently of the disclosing party,

                  (b) are or become generally known to the public by other than a breach of duty hereunder by the receiving party,

                  (c) which the disclosing party agrees in writing is free of such restrictions,

                  (d) which at the time of disclosure to the receiving party was known to such party free of restrictions.

         The obligation of one party not to use or disclose said Trade Secrets of the other party will remain in effect until one of these exceptions occurs.

         11.3 In the event disclosure of the one party's Trade Secrets is required by the other party under provisions of any law or court order, the one party shall only disclose the particular information required to be disclosed and shall notify the other party in writing of the said disclosure.

         11.4 Since unauthorized transfer of one party's Trade Secrets will substantially diminish their value and injure such party in ways that may not be remedied fully by money, the other party's breach of these Article XI obligations may entitle the one party to equitable relief (including orders for specific performance and injunctions) as well as monetary damages.

                              ARTICLE 12. INDEMNITY

         12.1 LICENSOR shall indemnify and defend LICENSEE. Third Parties and End Users against any claim that the Commercial and the Development Software infringes any third party patent, copyright or other intellectual property rights when used in accordance with the terms of this Agreement.

         LICENSEE shall give LICENSOR prompt notice of such claim and shall give information, reasonable assistance and authority to defend or settle the claim. LICENSOR shall have the right, at its option, either to obtain for LICENSEE the right to continue using the Development Software and Run-Time Software, substitute other software with equivalent functional capabilities or modify the Commercial Software, the Development Software and Run-Time Software so that it is no longer infringing while retaining equivalent functions.

         The same indemnification shall apply to a claim that the Development Software, as an integrated part of any product, infringes any intellectual property right by the Development Software.

         12.2 Except as provided in Article 12.1., LICENSOR shall have no liability to LICENSEE, Third Parties and End Users in the event infringement of any intellectual property right arises from components of a Designated Equipment which are not derived directly from the Development Software or Run-Time Software operating on the Designated Equipment but which are introduced into a Designated Equipment by LICENSEE, or which result from compliance with LICENSEE's designs, specifications or instructions or from modification by LICENSEE of the software.

                          ARTICLE 13. RESTRICTED USE

         13.1 LICENSEE shall not use the Development Software or distribute the Run-Time Software or Documentation in connection with or on any equipment other than the Designated Equipment.

         13.2 LICENSEE shall not recreate, generate or reverse-engineer any portion or version of any delivered software or attempt any of the foregoing or aid, abet or permit others to do so.

         LICENSEE shall be allowed to make derivative works based on the software delivered hereunder. LICENSEE shall have rights and title to these derivative works, and LICENSOR shall be entitled to use any such derivative works on reasonable commercial conditions to be agreed upon

         13.3 LICENSEE acknowledges that unauthorized reproduction or use of any delivered software as provided in this Article XIII is a breach of a material obligation of this Agreement and is subject to any available remedies for such breach.

           ARTICLE 14. TITLE AND RIGHTS TO SOFTWARE AND MODIFICATIONS

         14.1 The grant of license and distribution rights to LICENSEE under
Article II hereof are LICENSEE's only rights to the Commercial Software, Development Software, Run-Time Software and Documentation. Title, interests and rights to the Commercial, Development and Run-Time Software and Documentation shall always remain in LICENSOR.

                             ARTICLE 15. ASSIGNMENT

         15.1 Either party to this Agreement shall have with the prior written approval of the other party, which shall not be unreasonably withheld, the right to assign or transfer this Agreement (including rights and duties of performance) to any entity: (i) which owns more than fifty percent (50%) of the issued and outstanding voting stock of such party; (ii) in which such party owns more than fifty percent (50%) of the issued and outstanding voting stock; (iii) which acquires all or substantially all of the operating assets of such party; or (iv) into which such party is merged or reorganized pursuant to any plan of merger or reorganization. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective legal successors and permitted assigns.

                    ARTICLE 16. NON-SOLICITATION OF EMPLOYEES

         16.1 During the term of this Agreement and for an additional year following its completion or termination, neither party shall solicit or hire an employee of the other engaged in the research, implementation or marketing of speech processing information, technology or products. Nothing herein shall preclude the non-breaching party from pursuing any remedy available to it, in law or equity, including but not limited to the right to seek injunctive and/or other relief.

                         ARTICLE 17. AGREEMENT DOCUMENTS

         17.1 The addenda referenced in this Agreement, and the specifications referenced therein, as well as other documentation referenced in this agreement which define the obligations of the parties, are a part of this Agreement with the same force and effect as if fully set forth herein.

                               ARTICLE 18. GENERAL

         18.1 This Agreement shall be deemed to have been entered into and shall be construed, governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of law. LICENSEE hereby agrees to submit to the jurisdiction of an appropriate court within the Commonwealth of Massachusetts. Massachusetts courts are solely competent to decide any dispute relating to the interpretation or performance of this agreement.

         18.2 The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.

         18.3 The failure of either party to insist, in any one or more instances, upon the performance of any of the terms of this Agreement or to exercise any right hereunder, shall not be construed as a waiver of the future performance of any such term or the future exercise of such right.

         18.4 Whenever any occurrence (e.g. an event of Force Majeure) is delaying or threatens to delay a party's timely performance under this Agreement. That party will promptly give notice thereof, including all relevant information with respect thereto, to the other party.

                                ARTICLE 19. TAXES

         19.1 The Software licensed hereunder is intended principally for use by End Users and therefore should be exempt from sales, use, excise and other similar taxes. However, if such tax, or any import duty, or export duty, should be imposed on LICENSOR, LICENSEE shall either bear such tax or duty by a direct payment to the taxing authority or shall reimburse LICENSOR for such tax or duty paid by LICENSOR. The provisions of this Article 19. l. shall not apply to income taxes of LICENSOR.

                        ARTICLE 20. SURVIVAL OF PROVISION

         20.1 It is hereby agreed that the rights and obligations of the parties hereto contained in Article 3, 7, 8, 11, 12, 13, 14 and 20 shall survive and continue after any termination or cancellation of this Agreement and shall bind the parties and their successors, assigns and legal representatives.

                          ARTICLE 21. ENTIRE AGREEMENT

         21.1 This Agreement shall constitute the entire agreement between LICENSEE and LICENSOR with respect to the subject matter thereof, and shall supersede any and all prior agreements, understandings, promises and representations made by one party to the other concerning the subject matter herein and the terms and conditions applicable thereto.

         This Agreement may not be released, discharged, supplemented, interpreted, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto as is specially provided elsewhere in this Agreement.

         21.2 In making and performing this Agreement, the parties have acted and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create the relationship of partner or of employer and employee between the parties. At no time shall either party make commitments for or in the name of the other party.

                        ARTICLE 22. USE OF LOGO/ PREMISES

         22.1 LICENSEE shall include the "L&H Speech Quality" logo or other L&H logo's reasonably requested by LICENSOR to its Designated Equipment using Run-Time Software. This logo has to appear on the packaging of the Designated Equipment, as well as in the accompanying user documentation, in the size and place similar to other licensors or, absent of such licensors, in LICENSEE's reasonable discretion. Notwithstanding the above, LICENSEE shall give appropriate copyright credit to LICENSOR in a form and location approved by both parties.

         The parties agree to issue a joint press release upon mutual consent, which shall not be unreasonable withheld.

         22.2 LICENSOR shall make office space available to LICENSEE in either leper or Wemmel to accommodate LICENSEE's initial performance in Belgium. The expenses related to the office, such as rent, telephone and related equipment will be paid by LICENSEE on a cost basis.

         IN WITNESS WHEREOF, this Agreement has been duly executed in duplicate by the parties hereto, as of the Effective Date, and each party acknowledges having received one original.



LICENSOR:                                       LICENSEE:

LERNOUT & HAUSPIE                               REGISTRY MAGIC, INC.
SPEECH PRODUCTS N.V.



By: /s/ Gaston Bastiaeus                        By: /s/ Walt Nawrocki
    ---------------------------------              ----------------------------
Name: Geston Bastiaeus                          Name: Walt Nawrocki
      -------------------------------                 -------------------------
Title: President                                Title: President & CEO
       ------------------------------                  ------------------------

                      AMENDMENT I TO THE LICENSE AGREEMENT
                                     BETWEEN
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.A.
                                       AND
                              REGISTRY MAGIC, INC.

         WHEREAS, Registry Magic, Inc. ("LICENSEE") and Lernout & Hauspie Speech Products, N.V. ("LICENSOR") have entered into a License Agreement, effective on December 31, 1996 (hereafter the "Original Agreement");

         WHEREAS, the parties are bound by the terms of the Original Agreement except for the terms and conditions contradicted hereto;

         WHEREAS, the parties wish to modify Original Agreement as set out below;

ARTICLE 1:

1.1 LICENSEE committed to pay to LICENSOR the amount of 125,000 US$ of a non-refundable prepayment on royalties upon first shipment of Designated Equipment, but no later than December 15, 1997.

         In consideration for the successful delivery of a beta version of the software, LICENSEE hereby commits to accelerate payment of the non-refundable prepayment on royalties to the amount of 125,000 US$ and therefore will pay LICENSOR on or before June 30, 1997.

         IN WITNESS WHEREOF, this Amendment has been duly executed in duplicate by the parties hereto, as of the date mentioned hereunder.

         Dated on March __, 1997.

LICENSOR:                                       LICENSEE:

LERNOUT & HAUSPIE                               REGISTRY MAGIC, INC.
SPEECH PRODUCTS N.V.



By: /s/ Gaston Bastiaeus                        By: /s/ Walt Nawrocki
    ---------------------------------              ----------------------------
Name: Geston Bastiaeus                          Name: Walt Nawrocki
      -------------------------------                 -------------------------
Title: President                                Title: President & CEO
       ------------------------------                  ------------------------

                      AMENDMENT II TO THE LICENSE AGREEMENT
                                     BETWEEN
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
                                       AND
                              REGISTRY MAGIC, INC.

     This Amendment II is entered into as of this 8th day of December, 1997 ("Effective Date") by and between LERNOUT & HAUSPIE SPEECH PRODUCTS N.V. and REGISTRY MAGIC, INC.

         WHEREAS, Registry Magic, Inc. ("LICENSEE") and Lernout & Hauspie Speech Products N.V. ("LICENSOR") have entered into a License Agreement, effective December 31, 1996 (the "Original Agreement").

         WHEREAS, the parties wish to expand the aforesaid Original Agreement.

IT HAS BEEN AGREED AS FOLLOWS:

 1. LICENSEE hereby commits to an additional non-refundable prepayment on royalties in the amount of Two Hundred Thousand US Dollars ($200,000
         USD). This non-refundable prepayment shall be paid in a single lump sum payment to LICENSOR, pursuant to the terms and conditions of the Original Agreement.

 2. It is agreed to incorporate this Amendment II into the Original Agreement on the Effective Date of this Amendment II.


LICENSEE:                                LICENSOR:

REGISTRY MAGIC INCORPORATED              LERNOUT & HAUSPIE SPEECH
                                         PRODUCTS, N.V.



By: /s/ Roger Goldwyn                    By: /s/ John Gibbons
    ----------------------------            -----------------------------------
Name: Roger M. Goldwyn                   Name: John Gibbons
      --------------------------               --------------------------------
Title: Vice President, Worldwide         Title: Senior Director of US Operations
       Research & Development                   -------------------------------
       -------------------------
                                         By: /s/ Kimberly A. Adams
                                             ----------------------------------
                                         Name: Kimberly A. Adams
                                               --------------------------------
                                         Title: Contracts Manager
                                                -------------------------------

                                   ADDENDUM A

A.       ACCEPTANCE

         LICENSEE agrees to have received and hereby accepts LICENSOR's Development Software as set out below.

B.       FUNCTIONAL SPECIFICATION OF THE L&H SPEECH SOFTWARE

         The Development Software consists of:

         ASR and TTS, including all updates and upgrades released to LICENSOR's other customers during the term of this Agreement.

         Reference is made to the documentation as provided for in the Development Software.

C.       DESIGNATED EQUIPMENT

         The Run-Time Software will be incorporated into the following applications:

         Registry Magic, Inc's Medium Telephony Products

         Registry Magic, Inc.'s SOHO Products

         These products are described in detail in addendum C.

         The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   ADDENDUM B

                                     PRICING

1.       ROYALTIES

         a. This describes the royalty pricing per copy for the Run-Time Software. The number of royalty bearing copies equals the number of Designated Equipment that are sold by LICENSEE, multiplied with the number of Run- Time Software integrated into the Designated Equipment.

                  The royalty per copy of ASR and/or TTS per language shall be applicable is as follows:


[*













                                                                               ]


TTS languages include: American English, Castillian Spanish, French, German, Italian, Dutch and Korean.
ASR languages include: American English, British English, Castillian Spanish, French, German, Italian and Dutch.

                                   ADDENDUM C

                  Detailed Description of Designated Equipment

VIRTUAL EMPLOYEES(TM) TECHNOLOGY

Registry Magic's telephony based Virtual Employees(TM) will be offered as complete IVR systems and include BOTH DTMF and speech technology functions. Registry Magic has successfully demonstrated a large vocabulary (scaleable to hundreds of words), word spotting technology. Utilizing Lernout & Hauspie's leading technologies and Registry Magic's development and proprietary, technology enhancements such as large vocabulary word spotting, these products will be designed for specific markets and offer unprecedented speech technology function.

All telephony based systems will utilize the same base technologies and development components enabling the creation of these industry specific solutions quickly, either by Registry Magic or its dealer network.

The following is an overview of these telephony based, Virtual Employees;

VIRTUAL ORDER CENTER(TM)

Registry's Virtual Order Center product allows for a large number of calls to be handled with minimal operator intervention. They are targeted towards corporations with large call centers. Typically, any company with an 800 number for customer support or mail order transactions. They allow for a large number of calls to handled with none or minimal operator intervention.

In a mail order environment, the Virtual Operator Center resides on the IVR. The caller is greeted by the Virtual Employee who engages the caller in a sequenced dialogue about their desired order. The Virtual Employee prompts the caller to identify the desired product, size, color, shipping and billing information. The user responds to the dialogue and an understanding of the order is repeated back to the user for confirmation. The order is then transferred automatically for fulfillment.

In a pizza delivery environment, the Virtual Order Center greets the customer and again engages the caller in a sequenced dialogue. The caller is prompted for their telephone number. If it is a new customer, they are prompted for their address which is digitally stored. Otherwise, the address information is retrieved from the database for the delivery order. The pizza order is taken and routed to the appropriate franchise location for production and delivery.

Virtual Order Centers can replace people and therefore, dramatically reduce the cost of labor, benefits and overhead.

VIRTUAL OPERATORS(TM)

Registry's Virtual Operators can replace the limited, annoying touch tone interface of today.

Today's voice response units are limited to accepting touch tones to perform specific topics. For example, "Press one for sales, press two for accounting" and do on. If the list of choices is greater than four, most people can't remember the list and hang up or wait for an operator to answer.

Ordering tickets via a touch tone phone is an example of where Registry's Virtual Operators can be put to use. Typically, there are dozens of events and dozens of locations available for sale at any one time. To order tickets via a touch tone phone would not be possible. On the other hand, by using Registry's Virtual Operator, the user would simply say "Rolling Stones," "four tickets", "Atlanta", "October 15th".

Another use for Virtual Operators can be found in hotels. The guest calls a specific number and states what he or she wants. As an example, the guest calls the Virtual Operator and leaves a wake up call simply by saying "Wake me at 7:15 a.m."

CORPORATE NAME DIALING

Registry Magic's Corporate Name Dialing product will allow the user to state the name of the person he is calling within the enterprise and the system automatically provides the connection. The caller is not required to know the extension or wait for any operator to direct the call.

This is a scaleable solution. Corporations with up to fifty thousand employees or more can implement this solution by adding additional directories by location or department, i.e. sales, technical support, etc.

Commands such as "fax", "pager", "backup", "home", "cellular", or "voice mail" are stated following the name for additional functionality. For example, one would say "John Smith's fax to retrieve his fax number or "John Smith's secretary" to be connected to his secretary.

Lastly, unified messaging is fully supported. As a result, this system becomes an integral component of the Virtual Assistant product described later.

This solution uses existing, in-building PBX's and voice response units with a Registry speech server attached to it. It is expected that the Registry speech server can handle about five thousand calls in an eight hour day, enough for a five hundred person enterprise. As with other telephony based, Virtual Employees(TM), the Corporate Name Dialing product is scaleable and can handle call volumes up to five hundred thousand calls per day.

VIRTUAL PERSONAL ASSISTANT(TM)

Similar to the Virtual Operator, the Personal Assistant is designed to support mobile professional performing their daily tasks.

Fully supporting UNLIMITED MESSAGING, the Personal Assistant will provide the features required to support e-mail, voice mail, fax and calendaring.

As an example, you call the Personal Assistant (male or female) and provide your name and password. From this point, you may ask, "Please read me my e-mail" and hear a message from Ed asking for time together on Friday for an hour. In turn, you would let the system "Schedule meeting with Ed" and the Personal Assistant would call Ed, query for an available time and schedule the meeting on your calendar.

In another example, you would ask, "Please fax today's calendar to 212-439-9830." In essence, without having a laptop computer, you have many of the same abilities and more. The fax machine becomes your printer, the Personal Assistant becomes your display and your voice is the keyboard.

Initially, the Personal Assistant will support the leading office suite with tools for the dealers to customized for specific environments.

VIRTUAL FINANCIAL SERVICES(TM)

The Virtual Financial Services product from Registry Magic can replace the current stock quote, balance, trade and exchange systems employed by discount brokerage firms and mutual fund companies. These automated systems today require the user to memorize complicated telephone commands to retrieve information and execute critical commands.

With Registry's Virtual Financial Services product, the caller begins their transaction by stating their social security and personal identification number. At this point, the user requests a specific service or a list of the options. As an example, if the user was transferring funds between accounts, they would simply say "Transfer." "subtract thousand dollars," from "Contra", "to," "Select Chemicals". In response, the system provides an audio response that the user confirms.

Another example is the retrieval of quotes or actual trades. With Registry's product, the user says "Lernout & Hauspie", "buy", "at market." "one thousand shares". It's important to note that the user did not have to remember the symbol for Lernout & Hauspie (LHSPF).

VIRTUAL EMPLOYEES - WALK UP AND USE

Registry Magic's walk up and use based Virtual Employees will be offered as complete hardware/software solutions. Again, they will incorporate Registry's large vocabulary (scaleable to hundreds of words), word spotting technology and also their unique human user interfaces.

As with the telephony based products, these solutions will utilize the same base technologies and development components enabling the creation of new solutions quickly.

The following is an overview of these walk up and use Virtual Employees;

VIRTUAL STORE PERSON

Registry's Virtual Store Person product is targeted to grocery, hardware, department and office supply stores. Among some of the many benefits, the product can react, direct, help and sell to the consumer. The Virtual Store Person provides as good, if not better customer service, than real employees.

The customer approaches a Magic Display Showing a Virtual Store Person and is greeted by an onscreen customer service rep that says "Good afternoon, how may I help you? Anywhere there is a need for a customer service rep to perform a repetitive task, this type of Virtual Employee can be put to work.

The Virtual Store Person can perform a number of tasks. It can direct a customer to the location of a product in a store, check your shopping list for items with coupons, tell you about in-store specials, and manufacture promotions. The Virtual Store Person can tell you how you can save money on related items and print a store map of your items to save you time while you are shopping. The Virtual Store Person can redirect customers to new products, promote specials, and sell complimentary products. As an example, the consumer reads their shopping list and in return get related coupons and a shopping list sorted based on store layout.

The Virtual Store Person can increase share for the manufacturer and build customer loyalty for the retailer. All this is accomplished by having an actual conversation with a Registry Virtual Store Person in a Registry Magic Display.

Registry Magic has developed a working prototype of the Virtual Store Person.

VIRTUAL CONCIERGE

Registry's Virtual Concierge product is very similar to the Virtual Store Person, but designed to provide information to consumers and travelers in many situation, such as hotels, shopping centers, and amusement parks.

With the Virtual Concierge product, the hotel guest approaches the Virtual Concierge in the lobby of the hotel. As a result of a conversation, the Virtual Concierge can recommend restaurants, tourist attractions, etc. Discount tickets are printed, reservations are made, and valuable market data is accumulated for its advertisers.

VIRTUAL INTERVIEWER

Integrated with the Virtual Store Person and Virtual Concierge, or available separately, the Registry's Virtual Interviewer engages the consumer by asking questions and gathering valuable target market data. Based on the network, its clients can update the Virtual Interviewer on a real-time basis to obtain timely information immediately.

As an example, if Oscar Meyer wanted to know if there was consumer interest in new chili flavored hot dogs within a specific age bracket, within a specific set of demographics, the specific question would be asked for any period of time. To promote the use of the Virtual Interviewer, the consumer can be offered an incentive such as a coupon or sweepstakes ticket for participation.